Exhibit 99.1
Exhibit 99.1
STREAMLINE HEALTH SOLUTIONS, INC.
News Release of Streamline Health Solutions, Inc. Dated June 9, 2009
News Release
Visit our web site at: www.streamlinehealth.net

COMPANY CONTACT:	INVESTOR CONTACT:
J. Brian Patsy Chief Executive Officer (513) 794-7100	Joe Diaz, Robert Blum or Joe Dorame Lytham Partners, LLC (602) 889-9700
FOR IMMEDIATE RELEASE
STREAMLINE HEALTH® SOLUTIONS REPORTS FIRST QUARTER RESULTS
Cincinnati, Ohio — June 9, 2009 — Streamline Health Solutions, Inc. (Nasdaq CM: STRM) today announced financial results for the first quarter, ended April 30, 2009.
Highlights for the quarter included:
•	Company wins new multi-facility Canadian health institution contract;

•	Total Operating Expenses declined by 16%;

•	Year-over-Year Backlog up 59%;

•	Net income: $16,000 vs net loss of $0.8 million in Q1 2008;

•	EPS: $0.00 vs. $(0.09) in comparable quarter last year.
Revenues for the first quarter of 2009 were $3.8 million compared to $3.6 million in the first quarter in 2008. Net earnings for the quarter were $16,000, or $0.00 per fully diluted share, compared to a net loss of $815,000, or $(0.09) per fully diluted share, in the first quarter of 2008.
Systems sales increased 12% to $347,000 in the first quarter of 2009 when compared with the first quarter of 2008. The increase in system sales for the quarter was attributed to increases in software license sales.
Services, maintenance and support revenues for the first quarter totaled $2.7 million, reflecting a 12% increase over the $2.4 million of services, maintenance and support revenues in the first quarter of 2008. Revenue growth was principally driven by a $195,000 increase in maintenance revenues and an $89,000 increase in professional services revenues.
J. Brian Patsy, Chief Executive Officer of Streamline Health, commented, “During the quarter we operated more efficiently and consequently profitably, as revenues increased over the prior comparable quarter. We continue to make progress in moving this business forward to the point of becoming consistently profitable; that is our main strategic goal. While we are pleased with the small profit that was earned during the quarter, we know we have much more to accomplish, but we are off to a good start in fiscal 2009, and ahead of our internal plan.”
“We are pleased to have secured a new contract during the first quarter in excess of $1.0 million for our document workflow solutions to be integrated into the electronic medical records solution for multiple facilities within another leading Canadian healthcare region,” continued Mr. Patsy. “This is the second large Canadian contract won within the past year. These two contracts cover 18 healthcare facilities. As a result, pending the general availability status for our multi-lingual product release, we expect to recognize approximately $1.6 million in software licensing revenues plus additional implementation services in the fourth fiscal quarter. Additionally, we expect our backlog will increase several million dollars as a result of anticipated installation and maintenance services fees over the term of the agreements. We look forward to a solid long-term relationship with this new client.”
Application-hosting services revenues declined by approximately $204,000, or 23%, in the first quarter of fiscal 2009 primarily due to the previously announced loss of a large customer in July 2008. New application-hosting contracts signed throughout fiscal 2008 will begin to generate new revenues in the coming quarters. When the new application-hosting services are totally implemented, these new customers are expected to generate revenues to approximate 85% of the revenues attributed to the loss of the large customer in July 2008. Development of new application-hosting customers going forward will drive future growth.
Total operating expenses declined by more than $700,000 to $3.7 million for the first quarter of 2009 from $4.4 million for the comparable period in 2008. This was primarily a result of company-wide cost reductions initiated in the third quarter of 2008 in response to the market shift toward SaaS (Software as a Service)-based hosting contracts. During the just completed quarter, Selling, General and Administrative expenses decreased by $384,000 and Product Research and Development expenses decreased by $373,000.
The operating profit for the first quarter of fiscal 2009 was $28,000 compared with an operating loss of $813,000 in the first quarter of fiscal 2008. This

$841,000 improvement in earnings is the result of increased systems sales, increased professional services, increased maintenance services, and improved cost management.
Total backlog at the end of the quarter was $24.3 million, representing an increase of 59% over the comparable backlog of a year ago. Growth in the backlog was primarily driven by a large increase in SaaS-based hosting services contracts won throughout 2008. Backlog declined by about 7% since the end of January 2009 reflective of the Company recognizing revenues from sales made in 2008 and the suspension of one small hosting client during the quarter due to economic factors.
Conference Call Information
The Company will conduct a conference call and web cast to review the results of the first quarter of fiscal 2009 later today, June 9, 2009 at 4:30 p.m. ET.
Interested parties can access the call by dialing (800) 860-2442 or (412) 858-4600, or can listen via a live Internet web cast, which can be found at www.streamlinehealth.net. A replay of the call will be available by visiting www.streamlinehealth.net for 30 days or by calling (877) 344-7529 or (412) 317-0088, access code 431236, through June 12, 2009 at 5:00pm ET.
About Streamline Health
Streamline Health is a leading supplier of document workflow and document management tools, applications and services that assist strategic business partners and healthcare organizations to improve operational efficiencies through business process optimization. The Company provides integrated tools and technologies for automating document-intensive environments, including document workflow, document management, e-forms, connectivity, optical character recognition (OCR) and business process integration.
The Company’s workflow-based services offer solutions to inefficient and labor-intensive healthcare business processes throughout the revenue cycle, such as chart coding, abstracting and completion, remote physician referral order processing, pre-admission registration scanning and signature capture, financial screening, perioperative processing, Recovery Audit Contractor (RAC) mitigation processing, secondary billing services, explanation of benefits processing and release of information processing. The Company’s solutions also address the document workflow needs of the Human Resource and Supply Chain Management processes of the healthcare enterprise. All solutions are available through a Software as a Service (SaaS) model of delivery via the Company’s Remote Hosting Center that better matches customers’ capital or operating budget needs, or via a locally installed software licensing model.
Streamline Health’s solutions create a permanent document-based repository of historical health information that is complementary and can be seamlessly integrated with existing disparate clinical, financial and administrative information systems, providing convenient electronic access to all forms of patient information from any location, including secure web-based access. These integrated solutions allow providers and administrators to link existing systems with documents, which can dramatically improve the availability of patient information while decreasing direct costs associated with document retrieval, work-in-process, chart processing, document retention, and archiving. For additional information please visit our website at http://www.streamlinehealth.net.
Safe Harbor statement under the Private Securities Litigation Reform Act of 1995
Statements made by Streamline Health Solutions, Inc. that are not historical facts are forward-looking statements that are subject to risks and uncertainties. The forward looking statements contained herein are subject to certain risks, uncertainties and important factors that could cause actual results to differ materially from those reflected in the forward-looking statements, included herein. These risks and uncertainties include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, key strategic alliances with vendors that resell the Company products, the ability of the Company to control costs, availability of products produced from third party vendors, the healthcare regulatory environment, potential changes in legislation, regulation and government funding affecting the healthcare industry, healthcare information systems budgets, availability of healthcare information systems trained personnel for implementation of new systems, as well as maintenance of legacy systems, fluctuations in operating results, effects of critical accounting policies and judgments, changes in accounting policies or procedures as may be required by the Financial Accountings Standards Board or other similar entities, changes in economic, business and market conditions impacting the healthcare industry, the markets in which the Company operates and nationally, and the Company’s ability to maintain compliance with the terms of its credit facilities, and other risks detailed from time to time in the Streamline Health Solutions, Inc. filings with the U. S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management s analysis only as of the date hereof. The Company undertakes no obligation to publicly release the results of any revision to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Financial Tables on Following Pages

STREAMLINE HEALTH SOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Three Months Ended April 30,
(Unaudited)

	2009	2008
Revenues:
Systems sales	$347,044	$309,490
Services, maintenance and support	2,716,241	2,433,135
Application-hosting services	687,514	891,493

Total revenues	3,750,799	3,634,118

Operating expenses:
Cost of systems sales	665,660	750,971
Cost of services, maintenance and support	1,064,130	1,089,516
Cost of application-hosting services	431,805	288,191
Selling, general and administrative	1,214,970	1,599,423
Product research and development	346,247	719,255

Total operating expenses	3,722,812	4,447,356

Operating income (loss)	27,987	(813,238)
Other income (expense):
Interest income	—	5,554
Interest expense	(7,466)	(438)
Other income (expense)	2,820	—

Earnings (Loss) before taxes	23,341	(808,122)
Income taxes	(7,000)	(6,500)

Net earnings (loss)	$16,341	$(814,622)

Basic net earnings (loss) per common share	$0.00	$(0.09)

Diluted net (loss) per common share	$0.00	$(0.09)

Number of shares used in per common share computations:
Basic	9,354,782	9,260,320

Diluted	9,404,364	9,260,320

STREAMLINE HEALTH SOLUTIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Assets

	(Unaudited)	(Audited)
	April 30,	January 31,
	2009	2009
Current assets:
Cash and cash equivalents	$1,108,671	$3,128,801
Accounts receivable, net of allowance for doubtful accounts of $100,000	1,390,879	1,328,508
Contract receivables	715,430	502,373
Prepaid hardware and third party software for future delivery	630,904	681,540
Prepaid other, including prepaid customer maintenance contracts	1,130,422	802,951
Deferred income taxes	247,000	247,000

Total current assets	5,223,306	6,691,173

Property and equipment:
Computer equipment	2,574,780	2,475,928
Computer software	1,495,949	1,405,407
Office furniture, fixtures and equipment	737,344	737,344
Leasehold improvements	574,257	574,257

	5,382,330	5,192,936
Accumulated depreciation and amortization	(3,818,046)	(3,625,408)

	1,564,284	1,567,528

Contract receivables, less current portion	—	321,500
Capitalized software development costs, net of accumulated amortization of $8,743,869 and $8,311,760, respectively	6,998,251	6,481,360
Other, including deferred income taxes of $1,628,000	1,659,111	1,670,891

	$15,444,952	$16,732,452

STREAMLINE HEALTH SOLUTIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Liabilities and Stockholders’ Equity

	(Unaudited)	(Audited)
	April 30,	January 31,
	2009	2009

Accounts payable	$1,151,759	$759,577
Accrued compensation	381,192	299,000
Accrued other expenses	304,097	472,113
Deferred revenues	4,508,916	5,941,837

Total current liabilities	6,345,964	7,472,527

Deferred revenues, less current portion	1,094,981	1,313,977
Line of Credit	800,000	800,000
Other	24,421	48,842

Total liabilities	8,265,366	9,635,346

Stockholders’ equity:
Convertible redeemable preferred stock, $.01 par value per share 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.01 par value per share, 25,000,000 shares authorized, 9,354,782 shares issued, respectively	93,548	93,548
Additional paid in capital	35,886,556	35,820,417
Accumulated (deficit)	(28,800,518)	(28,816,859)

Total stockholders’ equity	7,179,586	7,097,106

	$15,444,952	$16,732,452

STREAMLINE HEALTH SOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Three Months Ended April 30,
(Unaudited)

	2009	2008
Operating activities:
Net earnings (loss)	$16,341	$(814,622)
Adjustments to reconcile net earnings (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	624,747	689,609
Share-based compensation expense	66,139	40,054

Changes in assets and liabilities:
Accounts and contract receivables	46,072	1,446,450
Other current assets	(276,835)	(263,537)
Accounts payable and accrued expenses	306,358	(519,091)
Deferred revenues	(1,651,917)	(332,982)

Net cash (used in) provided by operating activities	(869,095)	245,881

Investing activities:
Purchases of property and equipment	(189,394)	(254,002)
Capitalization of software development costs	(949,000)	(900,000)
Other	(12,641)	(34,738)

Net cash (used in) investing activities	(1,151,035)	(1,188,740)

Financing activities:

Net cash provided by (used in) financing activities	—	—

Decrease in cash and cash equivalents	(2,020,130)	(942,859)
Cash and cash equivalents at beginning of period	3,128,801	2,189,010

Cash and cash equivalents at end of period	$1,108,671	$1,246,151

Supplemental cash flow disclosures:
Interest paid	$7,444	$8,740

Income taxes paid	$9,686	$438

At April 30, 2009, Streamline Health has master agreements, purchase orders or royalty reports from remarketing partners for systems and related services which have not been delivered, installed and accepted which, if fully performed, will generate future revenues of $24,305,000 compared with $26,179,000 and $15,215,000 at the end of the fourth and first quarter of 2008, respectively, as follows:

	April 30, 2009	January 31, 2009	April 30, 2008
Streamline Health Software Licenses	$2,022,000	$1,027,000	$1,988,000
Custom Software	138,000	278,000	335,000
Hardware and Third Party Software	524,000	562,000	1,409,000
Professional Services	4,170,000	4,691,000	5,189,000
Application Hosting Services	11,890,000	13,043,000	2,256,000
Recurring Maintenance	5,561,000	6,578,000	4,038,000
TOTAL	$24,305,000	$26,179,000	$15,215,000